Furio Resources Inc.

Suite 1802, 888 Pacific Street

Vancouver, B.C. V6Z 2S6, Canada

Telephone: 604-619-6328

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Symbol: FURR - OTCBB

News Release

FURIO TO ACQUIRE MINERAL PROPERTIES

May 2, 2006

Vancouver, British Columbia – Furio Resources Inc. (OTCBB:FURR) (the “Company”) is pleased to announce that it has entered into an agreement with Aurelio Resources Inc. (“Aurelio”) to acquire all of the issued and outstanding shares of Aurelio (the “Aurelio Shares”), a privately-owned corporation engaged in mineral exploration. Aurelio has an interest and rights to various mineral exploration properties in Nevada (targeting uranium), Arizona (targeting copper) and Mexico (targeting gold) (collectively, the “Property’). As payment for the sale and transfer of the Aurelio Shares, the Company will issue a total of 10,000,000 common shares of its common stock to Aurelio’s shareholders.

The acquisition of the Aurelio Shares and the purchase and transfer of the Property is scheduled to complete on or about June 15, 2006 (the “Closing”).

In conjunction with the Closing of the transactions contemplated, Furio’s current board and major shareholders, Patrick McGrath and Paul Fong will each resign as directors and officers and will reduce their shareholdings to 17,500 shares each by cancellation of outstanding restricted shares. Aurelio will nominate our new board of directors.

In connection with the closing, the Company intends to effect a forward stock split of its common shares on a basis of 6.5 new shares for each 1 old share as well as a change of name to Aurelio Resources Inc. All references to common shares in this press release are on a post-split basis.

The proposed transactions are subject to the completion of a mutual due-diligence review, the execution of formal agreements in form and substance satisfactory to both parties, and satisfaction of conditions in keeping with commercial transactions of this type.

On behalf of the Board of Directors,

FURIO RESOURCES INC.

Paul Fong, President

For more information contact:

Paul Fong, President

Tel: 604-619-6328

Safe Harbor Statement

This press release contains statements, which may constitute "forward-looking statements". Those statements include statements regarding the intent, belief or current expectations of Furio Resources Inc., and members of our management as well as the assumptions on which such statements are based. Forward-looking statements in this release include statements that include our expectation that we will acquire the shares of Aurelio, that certain Furio shareholders will reduce their shareholdings by cancellation of shares, that Aurelio will nominate our new board, and that we will effect a stock split and name change, and that we will close about June 15, 2006. It is important to note that actual outcomes and our actual results may differ materially from the forward looking statements. Factors which could cause results to differ include our or Aurelio’s dissatisfaction with due diligence, our inability to come to a final agreements, the refusal of current shareholders to cancel portions of their shares and potential difficulties with obtaining shareholder approval or regulatory authority approval in effecting stock split or name change. Furthermore, the transaction may take much longer than expected to complete and we therefore the Aurelio sellers may have reason to cancel the agreement. For further risk factors see the Company’s latest 10-KSB filed with the SEC.

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